Exhibit 11

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The following computations set forth the calculation of basic and diluted net income per common share and common share equivalents for the six-month and three-month periods ended June 30, 2005 and 2004:

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
Net income	$50,125,505	$46,043,017	$28,555,161	$20,566,130

Weighted average number of common shares outstanding	80,124,054	80,068,036	80,082,617	80,039,000

Net income per common share - Basic	$0.63	$0.58	$0.36	$0.26

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
Net income	$50,125,505	$46,043,017	$28,555,161	$20,566,130

Weighted average number of common shares outstanding	80,124,054	80,068,036	80,082,617	80,039,000

Common share equivalents resulting from:
Dilutive stock options and restrictive stock awards	485,297	522,763	455,995	492,351

Adjusted weighted average number of common and common equilvant shares outstanding	80,609,351	80,590,799	80,538,612	80,531,351

Net income per common share - Diluted	$0.62	$0.57	$0.35	$0.26